Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Cameron Associates
President and CEO	Rodney O’Connor
(615) 771-7575	(212) 554-5470
Advocat Announces 2011 First Quarter Results
BRENTWOOD, TN, (May 10, 2011) — Advocat Inc. (NASDAQ: AVCA) a premier provider of long term care services primarily in the Southeast and Southwest, today announced its results for the first quarter ended March 31, 2011. On May 10, 2011, the Company declared a second quarter dividend of 5.5 cents per common share. The dividend will be paid July 14, 2011 to shareholders of record on June 30, 2011.
For the first quarter of 2011 compared to the first quarter of 2010, key highlights include the following:
•	Revenue increased 9.9%, to $77.1 million, compared to $70.2 million.

•	Skilled census, Medicare and managed care average daily census combined, increased 10.4% to 678 compared to 614 in 2010.

•	Medicare rates increased 15.7% following implementation of the skilled nursing inflation increase, the effects of RUG IV/MDS 3.0 and changes in patient acuity levels.

•	Medicaid rates increased 2.4% due to patient acuity levels and rate increases in certain states.

•	Operating income was $1.3 million in 2011 compared to $1.6 million in 2010.

•	The Company is incurring expenses that are expected to benefit future periods. Results for the first quarter of 2011 included investments totaling approximately $1.8 million for expenses related to our strategic growth initiatives. While the Company is already experiencing an increase in skilled mix and operating results, we expect results from these investments will fully develop in future periods.

•	Net income from continuing operations was $446,000 compared to $707,000, or $0.06 per diluted common share compared to $0.11 per diluted common share.

•	Funds provided by operations were $3.2 million versus $3.3 million or $0.54 compared to $0.55 per diluted common share.
Funds provided by operations is a non-GAAP performance measurement. A reconciliation of funds provided by operations to net income is included in the financial tables accompanying this press release.
CEO Remarks
William R. Council, President and Chief Executive Officer, remarked, “Our operating results for 2011 are off to a strong start with growth in skilled mix average daily census of over 10%. The sharp increase in this metric indicates that the strategic investments to improve skilled mix and occupancy are providing the benefits that we expect. Our anticipated investment in technology, personnel and training is not only improving our performance but also is building the foundation to support higher census and skilled mix in future periods. Despite the upfront investment these initiatives required this period, we saw a strong first quarter, with funds provided by operations of $3.2 million or $0.54 per diluted common share.”
Other Highlights for the Quarter Ended 2011
The following table summarizes key revenue and census statistics for the quarter:

	Quarter Ended
	March 31,
	2011	2010
Total occupancy	77.3%	77.5%
As a percent of total census:
Medicare census	14.4%	13.2%
Managed care census	1.9%	1.6%
As a percent of total revenues:
Medicare revenues	34.8%	30.5%
Medicaid revenues	49.1%	53.7%
Managed care revenues	4.0%	3.2%
Average rate per day:
Medicare	$455.36	$393.64
Medicaid	$148.67	$145.25
Managed care	$413.75	$383.15
Patient Revenues
Medicare census increased approximately 9.1% in 2011, and contributed approximately $1.8 million to the revenue increase. This increase is primarily attributable to the investments we have made to improve our skilled care offerings. The average Medicare rate per patient day for 2011 increased 15.7% compared to 2010. This increase of approximately $3.3 million in the first quarter of 2011 is primarily attributable to changes in patient acuity levels and the October 1, 2010 rate adjustments implemented by CMS.
Medicaid average daily census was 3.1% lower in 2011, decreasing revenue by $1.2 million in the first quarter of 2011. The average Medicaid rate per patient day for 2011 increased 2.4% compared to 2010 resulting in a revenue increase of $0.9 million in 2011. This increase is the result of rate increases in certain states, partially funded by increased provider taxes, and increasing patient acuity levels. Taking higher provider taxes into consideration, the net increase in average rate per day for Medicaid patients was 1.8%. The decrease in Medicaid census reflects the focus on improving our skilled mix.
Managed care rates and census contributed approximately $0.7 million of the total revenue increase. The average managed care rate per patient day for 2011 increased 8.0% compared to 2010 and managed care average daily census increased 21.2%. The remaining revenue increases resulted from increased Medicare Part B, private and hospice payors.
Expenses
Expenses for 2011 include approximately $1.8 million for investment spending in operating initiatives to improve skilled mix and occupancy. The $1.8 million consists of approximately $0.5 million in nursing center staffing costs to improve our ability to market to and care for high acuity patients, $0.4 million for costs of additional wages that resulted from the transition to the new MDS 3.0 patient assessment tool, $0.3 million in costs for training and implementation of electronic medical records, and additional administrative costs for oversight and planning for these initiatives. In addition, we increased therapy staffing costs by $1.3 million to support the current skilled census and provide the support for additional increases in skilled census over the long term. While the Company is already experiencing an increase in skilled mix and operating results, there is typically a time delay between incurring such expenses and fully attaining the revenues and cash flows expected from these initiatives and developments.
Operating expense increased to $60.9 million in 2011 from $55.4 million in 2010, an increase of $5.5 million, or 9.8%. The increase in operating expense is primarily attributable to cost increases associated with our increased revenue, and also to investment in operating initiatives focused on improving our skilled mix and occupancy. Operating expense decreased to 78.9% of revenue in 2011, compared to 79.0% of revenue in 2010.
The largest component of operating expense is wages, which increased to $37.1 million in 2011 from $33.7 million in 2010, an increase of $3.4 million, or 9.9%. The increase in wages was primarily due to labor costs associated with the 10.4% increase in Medicare and managed care patients, competitive labor markets in most of the areas in which we operate and regular merit and inflationary raises for personnel (increase of approximately 2.4% for the year). As discussed above, we also increased facility staffing as part of our initiatives to further improve occupancy and skilled mix.
General and administrative expenses were approximately $6.1 million in 2011, compared to $4.7 million in 2010, an increase of $1.4 million, or 28.8%. Costs of our strategic initiatives accounted for approximately $0.9 million, over one half of the increase, including compensation costs related to new positions of $0.4 million, costs related to the implementation of electronic medical records of approximately $0.2 million, severance and hiring costs of $0.2 million and consulting services of $0.1 million. Performance-based incentive expense was $0.2 million higher in 2011.
Facility Renovations
As of March 31, 2011, the Company has completed renovations at fifteen facilities. The Company is developing plans for additional renovation projects. A total of $22.2 million has been spent on the renovation program to date, with $15.0 million financed through Omega, $6.1 million financed with internally generated cash, and $1.1 million financed with long-term debt. A table is included with this press release summarizing operating results at renovated nursing centers.
As part of the Company’s plans to develop additional renovation projects, the Company entered into an amendment to the Master lease with Omega in April 2011 under which Omega agreed to provide an additional $5.0 million to fund renovations to four nursing centers located in Arkansas, Kentucky, Ohio and Texas that are leased from Omega.
Electronic Medical Records
During the second half of 2010, the Company developed a plan to introduce EMR to all its facilities. The Company expects to complete its EMR implementation plan during the remainder of 2011. It is anticipated that our investment in EMR will provide operational improvements through automation of record keeping and improvement in clinical records quality. During the three months ended March 31, 2011, we capitalized $0.4 million related to the EMR initiative and expensed $0.3 million in training costs. The Company expects to have total expenses during 2010 and 2011 related to implementing its electronic medical record system of between $1.8 million and $2.0 million and total capital expenditures during this period of approximately $3.6 million.

Conference Call Information
A conference call has been scheduled for Wednesday, May 11, 2011 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss first quarter 2011 results.
The conference call information is as follows:

Date:	Wednesday, May 11, 2011
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.advocat-inc.com

Dial in numbers:	(877) 674-2413 (domestic) or (708) 290-1366 (International) The Operator will connect you to Advocat Inc.’s Conference Call
The call will consist of remarks from management as well as a question and answer session. In addition to the questions posed during the live call, management will also be addressing questions submitted by email. If you would like to submit a question please email it to InvestorRelations@advocat-inc.com before the start of the call.
A replay of the conference call will be accessible two hours after its completion through May 18, 2011 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (International) and entering passcode 62585031.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to successfully construct and operate the new nursing center in West Virginia, our ability to increase census at our renovated facilities, changes in governmental reimbursement, including the impact of an April 2011 proposed regulation that could result in a reduction in Medicare reimbursement as of October 2011, government regulation, the impact of federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, costs and impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our facilities, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as in its Quarterly

Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 46 skilled nursing centers containing 5,364 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocat-inc.com.
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$7,541	$8,862
Receivables, net	27,185	23,801
Deferred income taxes	4,238	4,207
Other current assets	5,623	5,965

Total current assets	44,587	42,835

Property and equipment, net	40,254	38,180
Deferred income taxes	12,382	12,408
Acquired leasehold interest, net	9,284	9,380
Other assets, net	5,973	3,153

TOTAL ASSETS	$112,480	$105,956

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$519	$582
Trade accounts payable	4,384	3,120
Accrued expenses:
Payroll and employee benefits	11,327	11,047
Current portion of self-insurance reserves	8,129	7,379
Other current liabilities	3,659	4,479

Total current liabilities	28,018	26,607
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion	26,733	23,819
Self-insurance reserves, less current portion	11,816	11,659
Other noncurrent liabilities	17,027	16,748

Total noncurrent liabilities	55,576	52,226

PREFERRED STOCK	4,918	4,918

SHAREHOLDERS’ EQUITY	23,968	22,205

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$112,480	$105,956

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share data)

	For the Three Months
	Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
PATIENT REVENUES, NET	$77,130	$70,152

EXPENSES:
Operating	60,857	55,402
Lease	5,714	5,602
Professional liability	1,691	1,414
General and administrative	6,054	4,702
Depreciation and amortization	1,556	1,416

	75,872	68,536

OPERATING INCOME	1,258	1,616

OTHER INCOME (EXPENSE):
Interest income	3	2
Interest expense	(454)	(398)
Debt retirement costs	(112)	(127)

	(563)	(523)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	695	1,093
PROVISION FOR INCOME TAXES	(249)	(386)

NET INCOME FROM CONTINUING OPERATIONS	446	707
DISCONTINUED OPERATIONS	(8)	201

NET INCOME	438	908
Less: Net Income attributable to noncontrolling interests	—	—

NET INCOME ATTRIBUTABLE TO ADVOCAT INC.	438	908

PREFERRED STOCK DIVIDENDS	(86)	(86)

NET INCOME FOR COMMON STOCK	$352	$822

NET INCOME PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$0.06	$0.11
Income from discontinued operations	—	0.03

	$0.06	$0.14

Per common share — diluted
Income from continuing operations	$0.06	$0.11
Income from discontinued operations	—	0.03

	$0.06	$0.14

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	5,752	5,717

Diluted	5,877	5,913

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
	(Unaudited)	(Unaudited)
NET INCOME	$438	$908
Income (loss) from discontinued operations	(8)	201

Net income from continuing operations	446	707
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,556	1,416
Provision for doubtful accounts	569	488
Deferred income tax provision (benefit)	109	(54)
Provision for self-insured professional liability, net of cash payments	66	71
Stock-based compensation	201	196
Amortization of deferred balances	46	76
Provision for leases in excess of cash payments	113	225
Other	79	127

FUNDS PROVIDED BY OPERATIONS	$3,185	$3,252

FUNDS PROVIDED BY OPERATIONS PER SHARE:
Basic	$0.55	$0.57

Diluted	$0.54	$0.55

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	5,752	5,717

Diluted	5,877	5,913

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as net income from continuing operations adjusted for the cash effect of professional liability and other non-cash charges and is measured before the effects of capital additions, debt payments or dividends to preferred or common shareholders. Funds Provided by Operations per share is defined as Funds Provided by Operations divided by the weighted average common shares outstanding. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
MARCH 31, 2011
(Unaudited)

			For the Three Months Ended March 31, 2011
			Skilled					Medicare	Medicaid
	As of		Nursing	Occupancy				Room and	Room and
	March 31, 2011		Weighted	(Note 1)			2011	Board	Board
	Licensed	Available	Average	Licensed	Available		Q1	Revenue	Revenue
	Nursing	Nursing	Daily	Nursing	Nursing	Medicare	Revenue	PPD	PPD
Region	Beds	Beds	Census	Beds	Beds	Utilization	($ in millions)	(Note 2)	(Note 2)

Alabama (Note 3)	790	783	693	87.8%	88.6%	16.3%	$14.7	$481.09	$170.80
Arkansas	1,311	1,157	920	70.1%	79.5%	17.1%	16.7	421.01	149.66
Kentucky (Note 4)	778	745	687	88.3%	92.2%	14.6%	14.0	456.39	170.72
Tennessee	617	576	504	81.6%	87.5%	15.9%	9.7	439.48	147.29
Texas	1,868	1,675	1,340	71.7%	80.0%	10.9%	22.0	480.33	124.99

Total	5,364	4,936	4,144	77.3%	84.0%	14.4%	$77.1	$455.36	$148.67

Note 1:	The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 2:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

Note 3:	The Alabama region includes nursing centers in Alabama and Florida.

Note 4:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.

ADVOCAT INC.
SELECTED OPERATING STATISTICS OF RENOVATED FACILITIES
MARCH 31, 2011
(Unaudited)

			Medicare Average Daily
	Occupancy(1)		Census
	Q1	LTM(2)	Q1	LTM(2)
Renovation — Completion Date	2011	Prior	2011	Prior

1st renovation — January 2006	83.6%	64.9%	17.0	8.1
2nd renovation — July 2006	67.8%	71.2%	15.6	12.3
3rd renovation — August 2006	73.5%	45.1%	14.9	5.3
4th renovation — October 2006	77.6%	71.9%	13.8	8.6
5th renovation — February 2007	67.9%	56.2%	15.0	8.0
6th renovation — April 2007	51.4%	47.5%	7.9	12.7
7th renovation — July 2007	76.0%	85.0%	9.8	17.4
8th renovation — January 2008	68.9%	50.9%	11.3	8.9
9th renovation — October 2008	88.0%	83.0%	14.5	17.2
10th renovation — November 2008	87.1%	80.8%	17.2	12.2
11th renovation — March 2009	73.8%	62.5%	12.9	7.0
12th renovation — November 2009	90.6%	86.7%	25.5	24.2
13th renovation — January 2010	96.6%	95.6%	6.1	4.5
14th renovation — July 2010	93.7%	77.6%	29.9	11.8
15th renovation — August 2010	73.4%	68.8%	27.0	19.0

Total	77.4%	69.8%	238.4	177.2

(1)	Occupancy based on licensed beds.

(2)	Last Twelve Months prior to commencement of construction.
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